Exhibit 10.1
January 16, 2008
Tina Cheng-Avery
575 Hillside Street
Ridgefield, NJ 07657
Dear Tina:
It gives me great pleasure to offer you the position of Vice President of Commercialization, Electro-Optical Sciences, Inc. This is a critical post as EOS prepares for the commercialization of MelaFind®.
     Reporting to the President & Chief Executive Officer, and working closely with the Operations, Software, and Clinical Trials Departments, you will be responsible for the following: (1) development and final commercialization strategy, this is to include professional sales and marketing, consumer marketing and re-imbursement; (2) managing all sales and marketing staff, outside consultants and agencies; (3) working with the CEO on business development activities with respect to commercialization partners; (4) devising and implementing tactical plans for successful launch and commercialization of MelaFind® and all other Company products (5) fostering and maintaining contacts with influential thought leaders in dermatology.
     Compensation will consist of a yearly salary of $200,000 paid semi-monthly ($8,333.33) and a grant of options to acquire up to 80,000 shares of EOS common stock according to the company’s Employee Incentive Stock Option Plan. The options are exercisable at a value equivalent to the end of day trading price of MELA stock on the date of issue (this is the date approved by the Compensation Committee of the Board of Directors) and will vest according to the following schedule: (1) 25,000 options vesting; 12,500 options on the day of hire and the balance vesting in equal portions over the next four years, yearly on the anniversary of the date of hire; (2) 25,000 options upon completion of the first product launch/first commercial sale of MelaFind®; (3) and 30,000 options based upon profitability of EOS. Acceleration of option vesting will be triggered by the occurrence of an Acquisition Event (as defined in the Plan); provided, that any Acquisition Event that results in EOS’ Board of Directors consisting of individuals who are the same as, or share affiliations with, the directors representing at least 51% of the Board of Directors prior to the Acquisition Event, shall not be considered an Acquisition Event for the purpose of this paragraph.
     The position requires significant travel, particularly during the initial phase of commercialization. Thereafter, travel is not anticipated to exceed 50% per month, on average. Reasonable travel expenses and other business expenses will be reimbursed upon submission of receipts in accordance with EOS’ business expense reimbursement policy. You will be provided a cellular phone with remote e-mail capability for EOS business use, exclusively.
     As a development stage company with no earnings, EOS is not in a position to offer a yearly cash bonus. However, we have agreed to provide you with a 25% discretionary bonus based upon attainment of goals to be agreed upon. You will be issued a corporate AMEX credit card, to be used for EOS business, and reasonable expenses charged to that card will be paid upon submission of appropriate receipts. As you know, employment in the state of New York is on an “at will basis,” meaning either you or EOS may terminate your employment at any time with or without cause. In addition, this offer is contingent upon a successful background check.
     You will be eligible to participate in EOS’s health insurance plan, which includes family medical, and prescription drug coverage, as well as a non-contributory Simple IRA. You will be granted 4 weeks of paid personal time off (PTO).
     The start date for full-time employment is February 11, 2008. The position is based full-time at EOS headquarters, presently at 3 West Main Street, Irvington, NY. Although occasional telecommuting is permitted with prior approval of the President & CEO, this position requires maximal time on premises or at clinical trial sites and customers.
     This is an exciting time for EOS. The future of the company depends on our ability to efficiently execute and achieve the milestones that we have set. I believe that you can make a great contribution in helping to achieve our goals. Moreover, I feel that you will be able to work effectively with our fine staff, and enhance the professionalism of EOS.
     Please sign below indicating your acceptance of the offer and mail it to me at my office.
     Please call me if you have any questions.
Sincerely,
/s/ Richard I. Steinhart
Richard I. Steinhart
Vice President & CFO
ACCEPTED AND AGREED:

/s/ Tina Cheng-Avery
Tina Cheng-Avery
Date: February 11,2008
3 West Main Street Suite 201, Irvington-on-Hudson, New York 10533
(Tel) 914.591.3783 x10; (Fax) 914.591.3785
jvgulfo@eosciences.com